Office Service Agreement

Novel COWORKING

MRI Client Ref. Number:		Agreement Date (mm/dd/yy):	9/30/2019
NOVEL COWORKING("NOVEL COWORKING")		**CLIENT DETAILS ("the Client")**	
Center Name:	1630 Welton Level Office LLC	Company Name:	Akerna
Center Manager Name:	Jamie Lewis	Individual Name:	Ray Thompson
Address:	1630 Welton Street	Address:	1601 Arapahoe Street Suite 800
	Denver, CO 80202		Denver, CO 80202
Phone:	717-580-3341	Phone:	888-932-6537
Email:	jamie@novelcoworking.com	Email:	accounting@mjfreeway.com
Start Date:	2/1/2020	End Date*:	1/31/2022

OFFICE PAYMENT DETAILS

Office or Suite Number	Monthly Office Fee
Suite 400	$41,925.00
Signage - Elevator Button in 2 Elevators	
A- Frame Signage in Lobby	
TOTAL PER MONTH	$41,925.00

First Month's Fee:	$41,925.00
Service Retainer:	$41,925.00
Set Up and Exit Fee	$2,000.00
TOTAL INITIAL PAYMENT:	$85,850.00

** All agreements end on the last calendar day of the month*

Comments:

Client will have the option to add a small logo by elevator button #4 in (2) elevators for the monthly rate of $750. Client will have the option to add a standard wayfinding A-frame sign located in the lobby on the first floor for the monthly rate of $750. If the Client opts to add these additional signage options, an addendum will follow this agreement.

We enter into this Agreement and agree to all of its terms and conditions:

Name (Printed):	Jamie Lewis	Name (Printed):	Ray Thompson, COO
Date:	10/1/2019	Date:	10/1/2019
Signature:	DocuSigned by: Jamie Lewis	Signature:	DocuSigned by: Ray Thompson

Agreement Terms & Conditions

A. This Agreement does not create tenancy interest, leasehold estate or other real property interest on behalf of the Client in regards to the office accommodations. This shall be strictly construed as a license to use the office accommodations as indicated by the Office Suite # described above. NOVEL COWORKING retains the possession and control over the office center in its entirety. The Client accepts the right to temporarily share the NOVEL COWORKING office center dependent on the terms and conditions as stated in this Agreement. This Agreement is between NOVEL COWORKING and the Client and cannot be transferred to a third party.

B. This Agreement is confidential. Client may not disclose any of the pricing or terms of this Agreement without express written consent of Novel Coworking. Confidentiality remains in place even after the termination of this Agreement.

C. Credit and Debit cards are subject to a convenience fee. Sales tax will be added to the monthly invoice where applicable.

D. Client understands and agrees that the coworking lounge may be made unavailable from time to time, at any time, for Events.

E. If the Client requires a company name change, requests must be submitted to NOVEL COWORKING in writing with 7 days advance notice.

FORM OF PAYMENT

Payment Via Check		Payment Via ClickPay	
Check Number:	N/A	Transaction ID #:	TBD
Check Amount:	N/A	Make Payment:	Click here to make a one-time initial payment X
Date Sent to Lockbox:	N/A	*Credit and Debit cards are subject to a convenience fee.*	

DocuSign Envelope ID: 08654AA3-E2E5-4362-8113-AE092A7BC32A

Novel
COWORKING

Office Service Agreement Addendum

This Office Agreement Addendum ("Addendum") is made and entered into on the 30th day of September, 2019, by and between 1630 Welton Level Office LLC ("Novel") and Akerna ("Client"):

This addendum serves to note the following terms:

1. Novel agrees to build out and furnish Client's space as indicated on the below floor plan with Novel standard finishes and will include 135 workstations (desks and chairs), 2 phone booths, (1) 10 person huddle room, (1) 3 person huddle room, (1) 6 person huddle room, 5 areas of soft seating, Kitchenette with high top seating area (4) 2 person tables, (1) 16 person Conference Room and (1) 8 person Conference Room, with standard Novel finishes and technology:



2. Novel Coworking agrees to allow Client to place ONE (1) A-frame sign no larger than 24"x36" in the lobby located on the first floor, as well as install company logo next to 4th floor button in two elevators of the building not to 2"x2". Client will be responsible for costs associated with signage and installation fees and will pay Novel $1,500 per month for the signage opportunity. Novel Coworking will not be held responsible for lost, stolen, or damaged signage and Client will submit signage design to Novel for approval prior to installation.

3. Novel Coworking acknowledges that the first-floor lobby entrance doors to 1630 Welton Center are locked 24/7. Novel Coworking currently has two (2) cameras located in the lobby and will provide access to footage, as needed.

Signed on behalf of NOVEL	Signed on behalf of the Client
Name (printed): Jamie LEwis	Name (printed): Ray Thompson, COO
Date: 10/1/2019	Date: 10/1/2019
Signature: DocuSigned by: Jamie Lewis 8140650B361541B...	Signature: DocuSigned by: Ray Thompson 8C57149CD6B54E5...

1. Usage Conditions.

1a. Client agrees to use the office accommodations for business purposes only.

1b. Client does not have the right to sublease the office space to a third party; however, this Agreement may be assigned to any wholly owned affiliate of Client with 30 days prior written notice to NOVEL COWORKING. Client shall have the right to carry on its business in the name of any of its affiliates.

1c. The Client will have rights to use the office center address as its business address, for mail receipt, and for business registration purposes.

1d. NOVEL COWORKING is not responsible for any of the Client's property and is not liable for any damages or theft except to the extent Client is able to prove gross negligence or willful misconduct. Client agrees that NOVEL COWORKING'S liability shall not exceed the total value of rent paid under this Agreement.

1e. The office accommodations are rented in as-is condition. NOVEL COWORKING is seeking to maintain the office center to the "Building Standard", as of the Effective Date of this Agreement. No alterations may be made to the office accommodations including the addition or changing of locks/bolts to the windows/doors, without the prior written consent of NOVEL COWORKING. Consent shall not be unreasonably withheld or delayed.

1f. The Client agrees not to damage NOVEL COWORKING property including the office accommodations, common areas within the office center, and all office furniture and equipment. Client is liable for damage caused by the Client to any such property.

1g. Unless prior written consent, which shall not be unreasonably withheld or delayed, is provided by NOVEL COWORKING, the Client shall not store or operate any large machine or equipment within the provided office accommodations. This includes but is not limited to heaters, stoves, coffee makers, vending machines, copiers, refrigerators, grills, servers, or other equipment without NOVEL COWORKING consent. The electrical current that NOVEL COWORKING provides to the Client within the office accommodations shall be used for ordinary lighting, personal computers and office equipment provided by NOVEL COWORKING. If special installation or wiring is required, it will be at the Client's expense and only after express written consent from NOVEL COWORKING.

1h. The Client shall not use the NOVEL COWORKING office center or office accommodations for manufacturing purposes. The Client shall not use the premises for manufacture or sale of liquor, narcotics, or tobacco of any kind.

1i. The Client shall not sleep or live within the NOVEL COWORKING office center or office accommodation.

1j. Client shall use the space for general office and is not to hold or permit retail sales or auctions within NOVEL COWORKING.

1k. The Client shall not obstruct business for any other NOVEL COWORKING clients.

1l. Client agrees to cause guests to wait in designated guest waiting areas only.

1m. The Client shall not use the NOVEL COWORKING office center for any illegal or immoral purposes.

1n. The Client accepts full responsibility for the legal and professional conduct of all their employees and guests of employees while using NOVEL COWORKING accommodations, including consumption of alcohol on premises as legally acceptable according to state and federal law.

1o. All Novel Coworking Office clients implicitly agree to allow photos that they, and their employees and guests, appear in at NOVEL COWORKING'S Office to be used for the Company's marketing materials. NOVEL COWORKING will not knowingly and intentionally take photos of Client, their employees, or their office accommodations to be used for NOVEL COWORKING'S marketing materials without the Client's prior written consent.

2. Client Conduct.

2a. The Client, as well as all Client's employees and guests, shall conduct themselves in a businesslike manner, wear appropriate attire, and keep noise at a respectful level at all times while on NOVEL COWORKING premises.

2b. NOVEL COWORKING shall provide entry access to the Client including all required keys and security access cards. The Client is responsible for all issued keys and access cards and is required to return them at termination. If Client has a lost or stolen key or card, Client is responsible to notify NOVEL COWORKING staff as soon as is reasonably practical after such event and pay $25 for an access card and $50 for a key for replacements. Upon termination of this Agreement, Client agrees to return all keys and access cards issued.

2c. Canvassing or soliciting for business or any other purpose is prohibited anywhere within the NOVEL COWORKING office center.

2d. No animals shall be permitted within the NOVEL COWORKING office center, aside from CERTIFIED service dogs.

2e. The Client, as well as any employees, guests, and business associates of the Client, shall not abuse or mistreat any NOVEL COWORKING employees or clients. NOVEL COWORKING employees shall not abuse or mistreat any of Client's employees, guests, or business associates.

2f. The Client acknowledges that the services rendered by NOVEL COWORKING employees are shared services and may be offered to other NOVEL COWORKING clients. Notwithstanding the foregoing, NOVEL COWORKING agrees that to the extend the Client occupies the entirety of an enclosed floor or suite, Novel Coworking will provide; 1 – exclusive use and occupancy of the area to the client; and 2 – maintain and provide keys and keycards specific to such exclusive space.

2g. The Client, any employees of the Client, or other businesses under the Client's ownership, shall not knowingly hire any NOVEL COWORKING employees at any time during the term of the Agreement or within 12 months of the termination of the Agreement. Client shall pay NOVEL COWORKING $15,000 per employee per breach.

2h. Smoking is prohibited in the entirety of the office center, including within the provided office accommodations. Client agrees to limit smoking to the designated areas outside of the NOVEL COWORKING building.

2i. Weapons of any kind are prohibited within the NOVEL COWORKING office center, regardless of a concealed carry permit.

3. Services.

3a. NOVEL COWORKING shall provide the office accommodations as stated on the first page of the Agreement.

3b. Kitchen Amenities: NOVEL COWORKING may provide and allow Client access to kitchen facilities. Additional beverages and snacks may be provided by NOVEL COWORKING at such fees to be determined by NOVEL COWORKING.

3c. NOVEL COWORKING shall, at no additional cost to client, provide desk, executive chair, and wifi in the office accommodations for the number of workstations stated on the first page of Agreement.

3d. The Client acknowledges that NOVEL COWORKING'S staff is on-site during business hours which are 9:00am – 5:00pm Monday – Friday, however, Client will have 24-hour access to the office accommodations as well as electricity and internet services. HVAC hours are 7:00am – 6:00pm Monday – Friday.

4. Technology Services.

4a. Client agrees to conduct business and use technology services in a manner that does not interfere with the operation of the center, disrupt any other client in the center, or adversely impact our ability to provide technology services to other clients, as determined by us at our commercially reasonable discretion. Technology services are for general purpose use and the following is strictly forbidden; 1 – altering our system hardware, including, but not limited to, installing personal wifi devices, 2 – transmitting fraudulent, libelous, pornographic, or any other destructive elements, and 3 – excessive bandwidth use, including, but not limited to, streaming 4k video or distributing, downloading or sharing excessively large files. You must fully comply, and cause your representatives to comply, with NOVEL COWORKING's Technology Use Requirements, as such may change from time to time, posted at www.novelcoworking.com/ITUSE and incorporated herein by reference.

4b. Client acknowledges that phone and internet services provided by NOVEL COWORKING, including, but not limited to internet speeds, quality of service, data protection, and call rates are contingent on third party providers. While NOVEL COWORKING has internet security protocols in place, NOVEL COWORKING does not make any representations as to the security of the network or the internet. Client should adopt its own security measures as appropriate. NOVEL COWORKING cannot guarantee that a particular degree of availability will be attained in connection with the Client's use of NOVEL COWORKING's network.

4c. Client may install, at their own expense, their own phone and internet services when arranged in advance and given express written consent from NOVEL COWORKING. Such consent shall not be unreasonably withheld or delayed. Further, subject to applicable office code and electrical requirements, Client may bring in its own personal computers, desktop printers, and desktop copiers.

5. Additional Services.

5a. Client acknowledges that all set recurring fees, including but not limited to monthly rental, internet and phone connections will be billed monthly. Additional Services may be utilized by Client, when available, at an additional cost and all associated fees will be billed monthly based on usage. Client agrees to pay them upon receipt of invoice. Client agrees to dispute the validity of any fee charged by bringing it to our attention within 30 days of invoice for resolution, or else such charges will be deemed final. Additional Services, as such may change from time to time, are outlined on NOVEL COWORKING'S Services Guide posted at www.novelcoworking.com/servicesguide and incorporated herein by reference.

6. Service Retainer.

6a. The Client acknowledges that the office accommodations listed on the first page of this Agreement will not be reserved until after the required Service Retainer has been paid in full. At time of receipt of Service Retainer in full along with signed Agreement, the stated office accommodations shall be reserved.

6b. The Service Retainer provided by the Client shall be held as security by NOVEL COWORKING without generating interest and may be used by NOVEL COWORKING as security against default by the Client and liability for all matters referenced on this Agreement. NOVEL COWORKING is entitled to deduct monies from the Service Retainer to recover monies owed to NOVEL COWORKING through default by Client, damage to property, or to pay third party providers for services. Upon any such deduction, NOVEL COWORKING reserves the right to require an increase to the Service Retainer held.

6c. NOVEL COWORKING shall refund the Service Retainer in full after a 30-day period after the time of termination of this Agreement, or at such time Client's account is cleared of all outstanding balances, whichever comes first.

7. Payment, Fees, and Taxes.

7a. NOVEL COWORKING strives to reduce its environmental impact and supports its Clients in doing the same. NOVEL COWORKING will provide all monthly invoices electronically via email. Client agrees to make payments via an automated payment method such as ACH, Direct Debit, or Credit Card, using the NOVEL COWORKING ClickPay Portal. Credit card and debit card payments are subject to a convenience fee on the ClickPay Portal. Check payments should be mailed to ClickPay (P.O. Box 62032 Newark, NJ 07101) at the Client's expense. Cash is not accepted.

7b. Rental and fixed monthly costs shall be billed in advance on a monthly basis, and include, but not limited to, phone/internet connections, additional furniture, and storage space. All variable charges, including but not limited to administrative support and meeting space rental, will be billed on a pay as you go basis included on the monthly invoice. Client agrees to pay all applicable sales and use taxes and all fees for any services provided.

7c. Late Payment: If Client does not pay balance in full by the 1st day of the calendar month, Client will be subject to a late fee of 5% on the 5th day of the calendar month. In addition to a late fee, insufficient funds will result in a $35 NSF fee.

7d. If this agreement is for a period longer than twelve (12 months), NOVEL COWORKING will apply a 4% annual indexation increase to the monthly office rate. Renewals are calculated separately from annual indexation increases.

8. Automatic Renewal and Termination.

8a. This agreement lasts for the period stated on page one and then will be extended automatically for successive periods equal to the initial term. If Client does not wish to renew this Agreement for an additional equivalent term, Client may terminate this Agreement as of the last day of the month (the "Expiration Date") by delivering written notice to NOVEL COWORKING at least ninety (90) days in advance of the Expiration Date. If Client does not provide advance written notice of termination, this Agreement will renew at the prevailing market rate. For agreements that are considered "month to month," NOVEL COWORKING will require a full 30 days advance written notice (effective from the start of the calendar month) of intent to terminate.

8b. NOVEL COWORKING may provide written notice to Client to cease Client's occupation of the office accommodations, prior to the stated termination date of this Agreement, if Client is not observing the Client Conduct requirements outlined in Section 2 herein and Client does not cure such non-compliance within thirty (30) days of receipt of written notice thereof (provided that no such notice and cure period will be provided if Client's non-compliance presents an imminent threat of damage or injury to property or persons, involves criminal conduct or creates potentially civil liability for NOVEL COWORKING or any of their respective Representatives).

8c. At time of termination, the Client will immediately and peacefully cease occupancy of the premises, return all keys and access cards and return all office accommodations to the condition in which it was delivered. Any items left within the NOVEL COWORKING office accommodations after time of termination will be considered property of NOVEL COWORKING and may be utilized or sold without the Client's knowledge or consent.

9. Insurance.

9a. The Client is liable for all belongings within the office accommodations and responsible for providing their own insurance.

9b. The Client shall indemnify NOVEL COWORKING, its employees, caretakers, clients, agents, or invitees against any theft, damages, or loss from the office accommodations and its contents, including but not limited to data, hardware and software, except in cases of gross negligence, fraud or willful misconduct.

9c. The Client is solely responsible for all taxes on personal property for any of their own items that they bring to and/or keep within the rental space.

10. Legal.

10a. NOVEL COWORKING is not liable for any loss of business, loss of profits, loss of anticipated savings, loss of damage to data or any consequential loss. Unless a result of Novel's gross negligence or willful misconduct. Client agrees that NOVEL COWORKING's liability shall not exceed the total value of rent paid under this Agreement. The entirety of this Section shall be mutual.

10b. If property experiences network disruption due to Client not gaining pre-approval from NOVEL COWORKING of installation of Client equipment, misconfiguring equipment on network, or causing incorrect installation of Client devices on NOVEL COWORKING network, and Client does not cure such breach within one (1) hour of written notification, NOVEL COWORKING will invoice the Client for all costs needed to resolve the disruption.

10c. In the event of a material breach of this Agreement by Client, and upon having made a good faith effort by both parties to resolve any related disputes, the Client is responsible for immediate and full payment of all rental and services as stated on the first page of the Agreement in its entirety, as well as costs for reasonable damages and legal fees if applicable, may be asked to vacate the premises immediately.

10d. The Client must comply with all governing laws within the country and state and laws and regulations specific to their business within NOVEL COWORKING accommodations.

10e. The Client releases NOVEL COWORKING from any liability related to the receipt or handling of mail or packages on the Client's behalf, except in the case of NOVEL COWORKING'S gross negligence, willful misconduct, or fraud.

10f. Disclaimer of liability for third party products: In regard to services provided by NOVEL COWORKING to the Client through a third-party provider, including but not limited to internet and phone service, NOVEL COWORKING disclaims any and all liability, including any express or implied warranties. If Client is unable to access the office accommodations or if Internet services are unavailable for five (5) business days in any thirty day period, then Client is permitted to terminate the Agreement without penalty, provided that Client provides NOVEL written notice of the issue and NOVEL has not cured the issue within ten (10) business days of receiving such notice . Whether the issue has been cured will be evaluated over a thirty day period following the earlier of (i) NOVEL notifying Client that the issue has been resolved or (ii) the end of the ten (10) business day cure period. For the avoidance of doubt, force majeure circumstances (fire, floods, acts of God, acts of government, civil unrest, etc.) will not be considered a breach of the contract.

10g. All notices herein shall be in writing, and may be served by either electronic mail or by personal delivery addressed to the parties herein as indicated on page one of this Agreement.

10h. This Agreement is and at all times shall be subject and subordinate to any mortgage which may now or hereafter affect the real property of which the office suite(s) are a part, and to all renewals, modifications, consolidations, replacements and extensions of any such mortgage. In the event of the sale of the property upon foreclosure, exercise of a power of sale, or by deed or transfer in lieu of foreclosure, Client will attorn to the purchaser and recognize and pay all rent to the purchaser or transferee as the landlord under this Agreement.

DocuSigned by:

Client Signature: Ray Thompson Date 10/1/2019

8C57149CD6B54E5...